UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
1
Date of Report (Date of earliest event reported): August 1, 2022
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Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-40654	86-3738787
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Market Street, Suite 3915, Unit#15
Philadelphia, Pennsylvania 19103
(Address of principal executive offices including zip code)

(267) 225-7416
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading	Name of exchange
	Symbol	on which registered
Common Stock	CNTX	The Nasdaq Stock Market
$0.001 par value per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2022, Context Therapeutics Inc. (the "Company"), entered into a Clinical Trial Collaboration and Supply Agreement (the "Agreement") with Berlin-Chemie AG - Menarini Group - ("Menarini"). Pursuant to the Agreement, Menarini will provide, at no cost to the Company, elacestrant, its nonsteroidal combined selective estrogen receptor modulator and selective estrogen receptor degrader therapy, for use in combination with the Company's investigational drug, onapristone extended-release (“ONA-XR”), in a planned Phase 1/2 clinical trial (the "Study"). Under the Agreement, the Company will sponsor, fund and conduct the Study. Under the Agreement, Menarini has agreed to manufacture and supply elacestrant at Menarini's cost and for no charge to the Company for use in the Study and to provide cfNA analysis of the anonymized blood samples of all Study patients. The Company will own any data and sample testing results produced in the Study. The Company and Menarini will jointly own any rights to inventions relating to the combined use of elacestrant and ONA-XR, while Menarini will own certain inventions solely related to elacestrant and the Company will own certain inventions solely related to ONA-XR. Additionally, should the Study be successful such that the Company or Menarini desires to pursue a Phase 3 study, the other party would be obligated to use commercially reasonable efforts to provide a reasonable supply of such study drug for a Phase 3 study at a reasonable cost. The Company and Menarini will form a joint development committee responsible for coordinating all activities between the parties under the Agreement. Additionally, should the Company receive a bona-fide third-party offer to sell, divest or license ONA-XR, the Company shall, subject to certain exceptions, inform Menarini of the receipt of an offer and, if Menarini timely provides proposed terms for such a transaction in writing, the Company shall consider such terms in good faith.

Until the earlier of (i) Study completion, (ii) the termination of the Study or the Agreement, (iii) the FDA providing a complete response letter (“CRL”) to the application for approval for elacestrant that does not ultimately lead to approval of elacestrant within six (6) months of such initial CRL, or (iv) Menarini’s breach of the terms of the Agreement, Context will not conduct a clinical trial in humans with an orally administered selective estrogen receptor degrader, other than elacestrant, in patients with advanced or metastatic estrogen receptor-positive, progesterone receptor-positive, HER2-negative breast cancer. The Agreement may be terminated by either party (i) in the event of an uncured material breach by the other party, (ii) for safety reasons, (iii) should any regulatory authority take certain actions that suspend or terminate the Study or the other party's ability to provide its Study drug, or (iv) should either party reasonably believe that the Study data shows evidence of lack of efficacy and/or futility that is agreed to by the parties or confirmed by a third-party expert. Further, the Agreement may be terminated by the Company should the Study budget exceed or be anticipated to exceed the initial budget with the primary contract research organization engaged by Context to perform the Study and the Company reasonably determines not to cover the additional costs and expenses. Upon termination other than due to Menarini's material breach, the Company shall return or destroy all unused elacestrant. The agreement contains representations, warranties, undertakings and indemnities customary for a transaction of this nature.

The foregoing is only a summary description of the terms of the Agreement, does not purpose to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2022.

Item 7.01. Regulation FD Disclosure.

On August 2, 2022, the Company issued a press release announcing its execution of the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. Additionally, on August 02, 2022, the Company updated its corporate presentation for use in meetings with investors, analysts and others. A copy of the corporate presentation is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01, and Exhibits 99.1 and 99.2 attached hereto, are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Context Therapeutics Inc., dated August 2, 2022.
99.2	Context Therapeutics Inc. Corporate Presentation - August 2022.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2022	Context Therapeutics Inc.

By: /s/ Martin A. Lehr
Name: Martin A. Lehr
Title: Chief Executive Officer